Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 2 to the Registration Statement of our report dated March 15, 2022, except for the effects of the reverse stock split discussed in Note 13 to the financial statements to which the date is December 12, 2022, relating to the financial statements of Coya Therapeutics, Inc. as of December 31, 2020 and 2021, which is contained in that Prospectus.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Weaver and Tidwell, L.L.P.

Austin, Texas

December 12, 2022